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BERLINER EFFEKTENBANK AG  Kurfurstendamm 119  10711 Berlin

                                                                    Exhibit 99.1
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Christiana Markets
Christiana Bank og Kreditkasse ASA
Mr. Christian L. Holst
P.O. Box 1166 Sentrum
0107 Oslo

NORWAY

FAX: 0047-22 69 05 09








                                                          _______________, 1998

RE: MARINE SHUTTLE OPERATIONS INC.

SELECTED DEALERS AGREEMENT BETWEEN BERLINER EFFEKTENBANK AG (THE
"UNDERWRITER") AND CHRISTIANA MARKETS ("YOU")

Dear Mr. Holst,

The Underwriter has agreed to offer and sell on behalf of Marine Shuttle Operations Inc., a Nevada Corporation (the "Company"), 20,000,000 shares of common stock (the "Shares"), all as set forth in the prospectus (the "Prospectus") which is part of the Company's registration statement (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and subject to the terms of the Underwriting Agreement referred to therein.

THE PUBLIC OFFERING

The Company proposes to issue and sell the Shares to the public through the Underwriter in accordance with the terms of the offering set forth in the Prospectus. The Underwriter has full authority to take such action as it may deem advisable in respect of all matters pertaining to the public offering of the Shares.

OFFERING BY SELECTED DEALERS

The Underwriter is offering part of the Securities for sale through certain dealers (the "Selected Dealers") at the public offering price less a concession (the "Selected Dealers Concession") not in excess of 5 per cent for each Share, subject to the terms and conditions herein and in the Prospectus and subject to modification and cancellation of the offering without notice. Sales of Shares by You pursuant to such offering shall be evidenced by the Underwriter's written confirmation and shall be on the terms and

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conditions set forth herein. In selling Shares, you shall not rely upon any statement whatsoever, written or oral, other than statements contained herein and in the Registration Statement.

If you desire to apply act as a Selected Dealer primarily in the Norwegian market and sell any of the Shares, please sign and return to the Underwriter the enclosed copy of this letter, even though You may have advised the Underwriter thereof previously by telephone or telegraph. Your application should be sent to our above address. The Underwriter shall use its best efforts to fill any subscriptions You may submit. The Underwriter reserves the right to reject all subscriptions in whole or in part, to make allotments, and to close the subscription book at any time and without notice.

CONDUCT OF OFFERING

On becoming Selected Dealer and in offering and selling the Shares, You agree to comply with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a Selected Dealer You shall be supplied with such quantities of the Prospectus as, from time to time, You may reasonably request.

OFFERING BY SELECTED DEALERS

Shares sold by You must be offered in conformity with the terms of the offering set forth in the Prospectus.

PAYMENT AND DELIVERY

All subscription amounts for Shares purchased through You shall be deposited with the Underwriter no later than noon on the business day next following their receipt to be held in escrow by the Underwriter as Agent for the subscribers of the Shares. If no closing takes place during the offering period (or any extension thereof) then all funds promptly will be returned to the subscribers thereof without any deduction therefrom or interests therein. The Selected Dealers Concession payable to You hereunder shall be paid promptly after closing of the offering (or on such earlier date as the Underwriter may determine).

RELATIONSHIP OF SELECTED DEALERS AND THE UNDERWRITER

You are not authorized to, and you agree not to give any information or to make any representations other than as contained in the Prospectus or to act as as agent or sub-agent for the Underwriter. Nothing herein shall constitute the Selected Dealers as an association, unincorporated business or other separate entity or partners with the Underwriter, or with each other, but You shall be liable for the Underwriter's proportionate share of any tax, liability, or expense based on any claim to the contrary. The Underwriter shall not be under any liability to You, except for obligations expressly assumed by the Underwriter in this Agreement; however, no obligations on the Underwriter's part shall be implied or inferred herefrom.

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NOTICES

All communications from You to the Underwriter shall be addressed to the above address. Any notice from the Underwriter to You shall be delivered, mailed, or telegraphed to you at the address to which this Agreement is mailed.

TERMINATION

This Agreement shall terminate on the last day of the offering period, and may be terminated by the Underwriter prior thereto at any time. Such termination shall not affect any of the provisions of Section "Conduct of Offering" hereof.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.

Very truly yours,

B E R L I N E R  E F F E K T E N B A N K  A G




Dr. Guido Sandler                       Dr. Wolfgang Janka




Confirmed and accepted as of
the date first above written.

Christiana Markets
Christiana Bank og Kreditkasse ASA




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